Filed pursuant to Rule 424(b)(3)

Registration No. 333-287410

PROSPECTUS SUPPLEMENT No. 3
(to Prospectus dated July 21, 2025)

USA RARE EARTH, INC.

This prospectus supplement updates, amends and supplements the prospectus dated July 21, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-287410). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in:

•our Current Report on Form 8-K filed with the SEC on October 30, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

USA Rare Earth, Inc.’s Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “USAR” and “USARW,” respectively. On October 29, 2025, the closing price of our Common Stock was $20.10 per share and the closing price of our Warrants was $8.75 per Warrant.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 30, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

USA Rare Earth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41711	98-1720278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. Airport Road, Stillwater, OK 74075
(Address of Principal Executive Offices) (Zip Code)

(813) 867-6155
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	USAR	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock, each at an exercise price of $11.50 per share	USARW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01    Other Events

On October 30, 2025, USA Rare Earth, Inc. (the “Company”) delivered a notice of redemption to redeem all of its outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, $0.0001 par value per share, that were issued under the Warrant Agreement, dated as of May 24, 2023, by and between the Company (f/k/a Inflection Point Acquisition Corp. II) and Continental Stock Transfer & Trust Company, as warrant agent, and that remain unexercised at 5:00 p.m., New York City time, on December 1, 2025 (the “Redemption Date”) for a redemption price of $0.01 per Warrant.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.1 attached hereto and is incorporated herein by reference. Neither this Current Report on Form 8-K nor the Notice of Redemption attached hereto as Exhibit 99.1 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Concerning Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws. Words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions identify forward-looking statements, which include but are not limited to statements related to the potential exercise or redemption of the Warrants, the Company’s future cash position, and the Company’s future vision and plans. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to whether holders of Warrants choose to exercise their Warrants for cash prior to 5:00 p.m., New York City time, on the Redemption Date, the Company’s ability to complete the redemption or exercise of the Warrants, its ability to successfully develop its magnet production facility and the timing of expected production milestones, as well as the factors identified in the risk factors of the Company’s periodic filings with the SEC, including the Company’s Form 10-K that the Company filed with the SEC on March 31, 2025 and the Company’s latest Quarterly Reports on Form 10-Q filed with the SEC. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements speak only as of their date, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after their date or to reflect the occurrence of unanticipated events.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Notice of Redemption, dated October 30, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USA Rare Earth, Inc.

Date:	October 30, 2025	By:	/s/ DAVID KRONENFELD
David Kronenfeld
Chief Legal Officer